Management Incentive Plan (MIP)
Fiscal Year 2006

Introduction

The Management Incentive Plan (“MIP”) is a discretionary bonus plan designed to effectively link a portion of cash compensation to both Company and individual performance results. Participants have an opportunity to earn awards based both upon the Company’s performance against established financial goals and their individual performance against personal performance goals. This document describes the administrative rules governing MIP awards.

Participation

Participation in the MIP is generally limited to Executive Officers (other than the Chief Executive Officer) and any other senior leader specifically designated.

Incentive Frequency

Awards under the MIP are associated with a specific measurement or assessment period (the “Performance Period”). Awards are generally calculated and distributed on a quarterly basis. Management may, at its discretion, elect to defer calculation and payment of an accrued incentive pool to future Performance Periods within the same fiscal year. To permit administrative calculations, payments will generally be distributed to Participants within 60 calendar days following the end of each Performance Period.

Definitions

The “Plan Year” is the Company’s fiscal year.

“Company Performance” is defined as the extent to which the Company achieves established financial goals including both revenue and earnings-per-share (EPS) targets as established by the Compensation Committee.

These financial goals are intended to serve as general guidelines and may be modified by the Compensation Committee from time-to-time to reflect changes in the Company’s business due to acquisitions, divestitures, share repurchase activity or changes in the economy or markets served by the Company which substantially impact Company performance. The Compensation Committee holds sole responsibility for evaluating or interpreting performance in accordance with these or any other factors it deems appropriate in determining any award under the MIP.

“Individual Performance” is defined as the extent to which a Participant achieves established personal performance goals established as part of the Company’s standard performance review process.

The “Incentive Pool” is the amount of money available for payout in conjunction with a given Performance Period and is determined by the Compensation Committee based upon the extent to which Company and Individual Performance goals for the relevant Performance Period have been achieved. In general, if funding the MIP pool will cause the Company to fail to achieve its net income goal, no payout will occur.

Award Determination

Individual awards under the MIP will be determined based upon the extent to which both Company Performance and Individual Performance goals are achieved. In general, annual cumulative awards to any Participant will not exceed that Participant’s annual base salary received during the relevant fiscal year. Awards may be prorated to account for partial Performance Period participation.

Administration

The MIP will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to interpret the provisions of the MIP and to make any rules and regulations necessary to administer the MIP. Compensation Committee decisions are final in all matters of judgment pertaining to the MIP, and the Compensation Committee may, without notice, amend, suspend or revoke the MIP. All awards under the MIP are at the sole discretion of Compensation Committee which reserves the right to modify or eliminate award eligibility, based on a review of pertinent factors, with or without notice to a Participant.